EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Primus Knowledge Solutions, Inc.:

We consent to the use of our report dated March 3, 2004, with respect to the consolidated balance sheet of Amacis Holdings Limited as of March 31, 2003, and the related consolidated profit and loss account and consolidated statement of total recognized gains and losses and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG

Belfast, Northern Ireland

March 24, 2004